Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of May 27, 2020 (the “Effective Date”), by and between Histogen Inc., a Delaware corporation (“Employer”), and Susan A. Knudson (“Employee”).

RECITALS

WHEREAS, Employer desires to employ Employee as Executive Vice President and Chief Financial Officer of Employer on the terms and conditions hereinafter set forth; and

WHEREAS, Employee desires to be employed by Employer as Executive Vice President and Chief Financial Officer on the terms and conditions hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, Employee and Employer agree as follows:

1. Employment Term. The term of this Agreement (the “Employment Term”) shall commence on the Effective Date, and will continue until terminated as provided in Section 7 below.

2. Scope of Employment.

(a) Position and Duties. Employee agrees that as of the Effective Date she shall become an employee of Employer with the titles of “Executive Vice President” and “Chief Financial Officer”. Employee further agrees that during the Employment Term, she shall use her best efforts and her skills and experiences in the best interests of Employer. Employee shall report to the Chief Executive Officer and, on a dotted line basis, to the Board of Directors (the “Board”) of Employer and perform the job duties and have the responsibilities and authority customarily performed and held by an employee in her position or as otherwise may be assigned or delegated to her by the Chief Executive Officer or the Board. Upon Employee’s cessation of service as Employer’s Executive Vice President and Chief Financial Officer, unless otherwise agreed between Employee and Employer in writing, Employee will be deemed to have voluntarily resigned as a member of the board of any subsidiary of Employer of which Employee is then a member and as an officer of Employer or any of its subsidiaries of which Employee is an officer, effective immediately. Except as may be mutually agreed between Employer and Employee, Employee shall be based at Employer’s headquarters in San Diego, California except for when business needs require Employee to travel.

(b) Exclusive Efforts. During Employee’s employment by Employer, Employee shall render services to Employer exclusively, and shall not render, directly or indirectly, any services or engage in business activities with any other person or entity, either as an employee, employer, consultant, agent, principal, partner, equityholder, corporate officer, director, or in any other individual or representative capacity, without the prior written consent of the Board. Employee agrees to serve Employer faithfully, to execute to the best of her abilities the duties of her position, and to devote her entire business time, attention, and efforts to the interests and business of Employer. Notwithstanding the foregoing, but subject at all times to the restrictions in Sections 4 and 5, and subject to approval of the Board, not to be unreasonably withheld, Employee shall not be restricted from participating as an advisor, director or in similar capacities with charitable or professional organizations, so long as such participation (i) complies with Employer’s written employment policies, and (ii) does not materially interfere with the satisfaction of Employee’s obligations hereunder. While employed by Employer, Employee shall not, without the prior written consent of the Board, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with Employer’s business. Notwithstanding the foregoing provisions of this Section 2(b), Employee may (A) make passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, a company listed on a national securities exchange or in an over-the-counter securities market and Employee is not otherwise associated directly or indirectly with such company or with any affiliate of such company and (B) serve on the boards of directors of the companies and organizations set forth on Schedule 1 hereto, and such investments or service shall not constitute a breach of this Section 2(b).

(c) Compliance with Laws and Policies. Employee agrees at all times to strictly adhere to all applicable laws, rules and regulations and with the written policies and procedures of Employer in effect from time to time and provided to Employee (to the extent such written policies and procedures are not inconsistent with the terms of this Agreement).

(d) Representations and Covenants by Employee. Employee hereby represents and warrants that: (i) Employee’s execution, delivery and performance of this Agreement does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee is not a party to or bound by any agreement or understanding of any type, whether written or oral, or by any statutory or common law duty or obligation which, in any case, would in any way restrict her ability to be employed by Employer or any affiliate thereof, or Employee’s ability to compete freely with any other person, (iii) Employee is not subject to or in breach of any nondisclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party, and (iv) Employee has the legal capacity to execute this Agreement. There is no action or proceeding pending or, to Employee’s actual knowledge, threatened against Employee that would prevent, hinder or materially delay the performance by Employee of any of her obligations hereunder. Employee further acknowledges that Employer has a legitimate business interest in protecting the business, acquired goodwill, Trade Secrets, Records and other Confidential Information, each capitalized term as defined on Exhibit A hereto. Employee also acknowledges and recognizes the highly competitive nature of the business of Employer.

3. Compensation and Benefits.

(a) Base Salary. Employer shall pay to Employee an annual base salary of Three Hundred Fifty-Five Thousand Dollars ($355,000) (the “Base Salary”), minus taxes and applicable withholdings, payable in accordance with Employer’s regularly scheduled payroll policies. Base Salary will be subject to review and adjustment in accordance with Employer’s normal performance review practices, but no less frequently than annually. Effective as of the date of any change to Employee’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b) Cash Incentive Bonus. Employee is eligible to receive an annual discretionary bonus (“Cash Bonus”), paid after the close of the applicable performance period based upon performance metrics established by the Board (or any applicable committee thereof). The target amount of Employee’s Cash Bonus will be 40% of the Base Salary (the “Target Cash Bonus”). The Cash Bonus, if any, shall be paid to Employee but in no event shall the Cash Bonus be paid after the the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year for which the Cash Bonus is payable. Except as set forth in Sections 8(b), 8(c) or 8(d) of this Agreement, Employee shall not be entitled to receive the Cash Bonus (and it shall not be deemed to be earned) if she is not employed at the time that such bonus is paid.

(c) Equity Awards.

(i) Option Award. On, or as soon as reasonably practicable after, the Effective Date, the Employer shall grant Employee under its 2020 Incentive Award Plan (the “Plan”) a stock option to purchase shares of Employer’s common stock representing one percent (1%) of Employer’s Fully Diluted Capitalization (the “Option Award”). The Option Award will vest as to one- fourth (1/4th) of the shares subject to the Option Award one (1) year after the Effective Date, and as to one thirty-sixth (1/36th) of the remaining shares subject to the Option Award monthly thereafter, in each case, subject to Employee continuing to provide services to Employer through the relevant vesting dates.

(ii) Terms of Option Award. The exercise price per share of the Option Award will be Fair Market Value, as defined in the Plan, of Employer’s common stock on the date of grant. The term of the Option Award shall be ten (10) years, subject to earlier expiration as provided in the Plan and Option Agreement. The Option Award shall be in all respects subject to the Plan and applicable award agreement, which Executive will be required to execute as a condition of receipt of the Option Award (the “Option Agreement”). The terms and conditions upon which the Option Award may be exercised, including, if at all, after termination of Employee’s employment or service, are governed by the Plan and the Option Agreement.

(iii) Future Awards. Employee will continue to be eligible to receive such other long-term incentive awards as determined by the Board in its sole discretion.

For purposes of this Agreement, “Fully Diluted Capitalization” includes all outstanding shares of Employer’s capital stock, on a fully-diluted basis, determined under the treasury stock method. For purposes of Section 3(c)(i), Fully Diluted Capitalization will be determined by the Board in its sole discretion.

(d) Paid Time Off and Benefits. During the Employment Term, Employee shall receive personal time off (“PTO”) benefits consistent with such benefits currently offered to Employer’s executives and any Employer’s policies as in effect from time to time. In addition, during the Employment Term, Employee shall be eligible to participate in the employee benefit plans maintained by Employer and generally available to similarly situated employees of Employer, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such employee benefit plan. Employer reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time.

(e) Expense Reimbursement. Employer shall reimburse Employee for reasonable and necessary actual out-of-pocket business expenses incurred by Employee in connection with the performance of her duties hereunder; provided, that (i) such expenses were incurred in accordance with Employer’s policies, including any required pre-approvals thereunder, and (ii) Employee timely provides proper documentation and receipts prior to being entitled to any reimbursement for such amounts.

4. Trade Secrets, Confidential Information.

(a) Employee acknowledges that, during her employment with Employer she will acquire Trade Secrets and other Confidential Information (as defined in Exhibit A attached hereto), including information relating to the business of Employer, business methods, customers and suppliers. Employer considers the identity of customers and suppliers of Employer’s business, the contact person for those customers and suppliers, and any other information related to business conducted between such persons and Employer to be Trade Secrets and, as such, the confidential, sole and exclusive property of Employer.

(b) Employee understands that all Records (as defined in Exhibit A hereto) also constitute Confidential Information (and may constitute Trade Secrets) of Employer, and that her obligations continue at all times during and after her employment. These Records do not become any less confidential or proprietary to Employer because Employee may commit some of them to memory or because she may otherwise maintain them outside of Employer’s offices.

(c) Employee shall not, at any time during the term of her employment or after the termination of her employment, disclose to others, either directly or indirectly, or take or use for Employee’s own purposes or the purposes of others, either directly or indirectly, any Trade Secret or any Confidential Information of Employer. Employee understands and acknowledges that this obligation applies not only to technical information and customer information, but also to any business information that Employer treats as confidential. Employee agrees that all Confidential Information of Employer is to be used by her solely and exclusively for the purpose of conducting business on behalf of Employer or its affiliated companies. If Employee resigns or is terminated from her employment for any reason, she agrees to immediately return all Confidential Information, including Confidential Information maintained by her in her office, personal electronic devices, and/or at home.

(d) Employee agrees to keep the terms of this Agreement confidential and shall not disclose any terms herein except to Employee’s spouse, if applicable, attorneys or tax preparer or other professional advisors to whom such disclosure is necessary to effectuate the purposes for which Employee has consulted such professional advisors, or as required by law. Employee shall inform all future employers that Employee is bound by this confidentiality provision.

(e) Notwithstanding anything to the contrary contained herein, this

Agreement does not prohibit Employee from exercising her legal rights under applicable law, including but not limited to reporting what she reasonably and in good faith believes are possible violations of applicable law or regulation to any governmental agency or self-regulatory organization (such as but not limited to the Department of Justice, the Securities and Exchange Commission, the National Labor Relations Board, the Congress, and any agency Inspector General, or any other similar state agency), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Employee does not need Employer’s prior authorization to make any such report or disclosure, nor is Employee required to notify Employer that Employee has made any such report or disclosure. Furthermore, nothing herein is intended to prohibit Employee from cooperating in an investigation conducted by such a governmental agency or to otherwise limit her right, if any, to receive an award for information provided to any governmental agency or entity. Notwithstanding anything to the contrary contained herein, Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose Employer’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

5. Nonsolicitation; Non-Disparagement.

(a) Nonsolicitation. To the fullest extent permitted under applicable law, during the period commencing on the date of this Agreement and continuing until the first anniversary of the date when Employee’s employment is terminated for any reason, Employee shall not directly or indirectly, personally or through others, solicit, recruit or attempt to solicit or recruit (on Employee’s own behalf or on behalf of any other person or entity) either (a) any employee or any consultant of Employer or any of Employer’s affiliates or (b) the business of any customer of Employer or any of Employer’s affiliates on whom Employee called or with whom Employee became acquainted during her employment, if Employee is using confidential or proprietary information of Employer to effectuate the solicitation of any such customer. Employee represents that she (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of her obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(b) Non-Disparagement. For the consideration herein provided, Employee agrees not to intentionally make any such statements that disparage or defame in any manner, whether directly or indirectly, Employer, its affiliates, officers, directors, employees, products or services following termination of employment.

(c) Survival. Employee hereby acknowledges and agrees that given the knowledge she will acquire during her employment with Employer, including knowledge regarding the strategy, products, customers and goodwill of the business and assets of Employer, it is of paramount importance to Employer that this Agreement contains enforceable restrictive covenants, such that Employer is willing to provide Employee with the compensation and benefits described in this Agreement for her adherence to such covenants following the termination of her employment, regardless of the reason for her termination. Accordingly, Employee agrees that Sections 4, 5 and 6 shall survive the termination of this Agreement.

6. Remedies Upon Breach. Employee hereby acknowledges and agrees that the services to be rendered by her to Employer are of a special and unique character, which gives this Agreement a peculiar value to Employer. Employee further acknowledges and agrees that a breach or threatened breach by her of any of the provisions contained in Section 4 or Section 5 will cause irreparable injury to Employer. Employee therefore agrees that, in addition to any other right or remedy Employer may have, Employer shall be entitled to a temporary restraining order and to a preliminary and permanent injunction enjoining or restraining the breach or threatened breach of Section 4 or Section 5 by Employee, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security. Employee further agrees that Employer shall have the right to have the provisions of Section 4 and Section 5 specifically enforced and to require Employee to account for and pay over to Employer all compensation, profits, moneys, accruals, increments or other benefits derived or received by Employee as the result of any transactions constituting a breach of such provisions.

7. Termination.

(a) Employment at Will. Employee’s employment shall be “at will,” meaning that either Employee or Employer shall be entitled to terminate Employee’s employment at any time and for any reason, with or without Cause (as defined below) upon fifteen (15) days written notice. This Agreement shall constitute the full and complete agreement between Employee and Employer on the “at-will” nature of Employee’s employment, which may only be changed in an express written agreement signed by Employee and an authorized officer of Employer.

(b) Rights Upon Termination. Except as expressly provided in Section 8, upon the termination of Employee’s employment with Employer, Employee shall only be entitled to the accrued but unpaid Base Salary due to her through the date of termination, any earned but unused PTO through the date of termination in accordance with Employer’s PTO policy, any vested benefits under Employer’s welfare and pension benefit plans (other than any severance plans) pursuant to the terms of such plans, and any unreimbursed business expenses incurred by Employee in accordance with this Agreement and Employer’s expense policies.

8. Payments and Obligations Upon Termination

(a) Termination for Cause, Voluntary Termination, Death or Disability. If this Agreement terminates prior to the end of the Employment Term due to Employer’s termination of Employee for Cause, Employee’s resignation other than for Good Reason (as defined below), Employee’s death or Employee’s Disability (as defined below), then except as provided in Section 7(b), Employee agrees that she shall not be eligible for any additional compensation or benefits.

(b) Termination without Cause or Employee’s Resignation for Good Reason. If Employer terminates Employee for a reason other than Cause, death or Disability, or Employee resigns for Good Reason, then, subject to Section 8(f) on or following the first anniversary of the Effective Date, Employee shall be entitled to the payments set forth in Section 7(b) and the following from Employer:

(i) Payment, over a 12-month period following termination of employment, of continuing compensation equal to twelve (12) months of the Base Salary and Target Cash Bonus, payable in equal installments in accordance with Employer’s then-current payroll policies and practices; and

(ii) the Cash Bonus (if any) accrued, and unpaid, as of the date of termination for the calendar year prior to the calendar year in which the termination occurs, payable when bonuses are otherwise payable by the Company; and

(iii) the pro rata portion (as determined based on the number of days that Employee was employed during a calendar year divided by 365) of Employee’s Target Cash Bonus for the calendar year in which the termination occurs (the “Pro Rata Bonus”), payable on the Payment Date (as defined below); and

(iv) if Employee elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will provide Executive reimbursement of the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) an expiration of a period of twelve (12) months following the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage (it is specifically understood that: (1) such reimbursement will be equal to the portion of the cost of the Executive’s pre-termination medical benefit coverage paid for by the Employer prior to termination, and (2) if such reimbursement is prohibited by law or would result in any penalties to the Employer, Employee and Employer will negotiate in good faith for an alternative payment which is intended to provide Employee with substantially similar economic benefit, but is not prohibited by law or result in penalties for the Employer); and

(v) such portion of the then-unvested Option Award as would have vested during the twelve (12) month period following the date of termination had Employee remained in continuous service with Employer during such period shall vest effective as of the termination date.

(c) Termination Without Cause Within First Twelve Months of Employee’s Employment with Employer. Notwithstanding the foregoing, if Employer terminates Employee for a reason other than Cause, death or Disability, or Employee resigns for Good Reason within twelve months following the Effective Date, Employee shall be entitled to the payments set forth in Section 7(b) and the following from Employer:

(i) Payment, payable in equal installments in accordance with Employer’s then-current payroll policies and practices over the Employment Period, as defined below, following termination of employment, of continuing compensation equal the product of (1) the sum of the Employee’s annualized Base Salary and Target Cash Bonus, and (2) a fraction where the numerator is the Employment Period and the denominator is 12 (the payments under this Section 8(c)(i) or under Section 8(b)(i), “Compensation Continuation”); and

(ii) the Cash Bonus (if any) accrued, and unpaid, as of the date of termination for the calendar year prior to the calendar year in which the termination occurs, payable when bonuses are otherwise payable by the Company; and

(iii) the pro rata portion (as determined based on the number of days that Employee was employed during a calendar year divided by 365) of Employee’s Target Cash Bonus for the calendar year in which the termination occurs (the “Pro Rata Bonus”), payable on the Payment Date (as defined below); and

(iv) if Employee elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will provide Executive reimbursement of the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) an expiration of the period equal to the Employment Period following the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage (it is specifically understood that: (1) such reimbursement will equal to the portion of the cost of the Executive’s pre-termination medical benefit coverage paid for by the Employer prior to termination, and (2) if such reimbursement is prohibited by law or would result in any penalties to the Employer, Employee and Employer will negotiate in good faith for an alternative payment which is intended to provide Employee with substantially similar economic benefit, but is not prohibited by law or result in penalties for the Employer).

(d) Termination without Cause or Resignation for Good Reason in Connection with a Change in Control. Notwithstanding the foregoing, if, during the Change in Control Period (as defined below), (x) Employer (or any parent or successor of Employer) terminates Employee’s employment for a reason other than Cause, death or Disability, or (y) Employee resigns for Good Reason, then, subject to Section 8(f), Employee shall be entitled to the benefits as provided in Section 8(b) and (i) additionally, 100% of the then-unvested Option Award shall immediately vest and (ii) instead of compensation described in Section 8(b)(iii), Employee’s Target Cash Bonus for the calendar year in which the termination occurs, payable on the Payment Date (as defined below).

(e) Definitions. For purposes of this Section 8, the following definitions apply:

(i) “Cause” means the occurrence of any of the following, as determined in the Board’s sole discretion: (A) Employee’s failure to materially perform her duties to the standards required by Employer or Employee’s repeated neglect of Employee’s duties under this Agreement (other than by reason of physical or mental illness or disability that constitutes a Disability), which failure remains uncured (if capable of cure as determined in good faith by the Board) for ten (10) business days following written notice thereof by Employer to Employee; provided, however, that, if such failure is not reasonably capable of cure without material cost or liability to Employer, then this provision will be triggered immediately upon such failure; (B) Employee’s willful misconduct, material breach of any of Employer’s written employment policies or gross insubordination, which act remains uncured (if capable of cure as determined in good faith by the Board) for ten (10) business days following written notice thereof by Employer to Employee; provided, however, that, if such failure is not reasonably capable of cure without material cost or liability to Employer, then this provision will be triggered immediately upon such failure; (C) Employee’s engagement in any illegal act, substance abuse or any other misconduct that has a material adverse effect on Employer’s reputation or business operations, assets, properties, results of operations or financial condition, as reasonably determined by the Board; (D) Employee’s (i) commission of an act involving dishonesty in the execution of Employee’s duties, fraud, embezzlement or theft; (ii) (x) indictment for, or plea of guilty or nolo contendere to, any crime constituting a felony or (y) conviction of, or plea of guilty or nolo contendere to, any crime (non-felony) involving moral turpitude; or (iii) engaging in any activity that constitutes sexual harassment or discrimination or a material violation of any written Employer policy applicable thereto; or (E) Employee’s material breach of this Agreement (which breach is not otherwise covered by the definition of Cause), which breach remains uncured (if capable of cure as determined by the Board) for ten (10) business days following written notice thereof by Employer to Employee; provided, however, that that, if such failure is not reasonably capable of cure without material cost or liability to Employer, then this provision will be triggered immediately upon such failure.

(ii) “Change in Control” shall have the meaning set forth in the Plan.

(iii) “Change in Control Period” means the period that commences upon a Change in Control and ends on the one (1) year anniversary following a Change in Control.

(iv) “Disability” shall mean if Employee is unable to perform the essential functions of Employee’s position, with or without reasonable accommodation, due to legal, physical or mental incapacity for a period beyond any leave to which Employee is entitled under applicable law or Employer’s policies. Any leaves of absence shall be unpaid unless otherwise required by applicable law. It is acknowledged and agreed that termination pursuant to this provision as defined herein shall not give rise to any right other than as expressly set forth herein.

(v) “Employment Period” means the period equal to the shorter of (1) the longer of (A) six months, and (B) the number of full months Employee was employed by the Employer following the Effective Date and (2) 12 months.

(vi) “Good Reason” means the occurrence of any of the following without Employee’s consent: (A) a material diminution in Employee’s duties and responsibilities or a material negative change in Employee’s reporting relationship (including any requirement that Employee stops reporting to the Chief Executive Officer), (B) a material reduction of Employee’s base compensation (other than in connection with a general decrease in base salaries for the officers of Employer or any successor corporation), (C) a requirement that Employee perform her services at a facility or location more than fifty (50) miles from Employer’s location as of the Effective Date, or (D) Employer’s material breach of this Agreement. No event or condition will constitute Good Reason unless and until Employee has provided Employer with written notice of the event or condition no later than sixty (60) days after the first occurrence and Employer has failed to fully remedy such event or condition within thirty (30) days of receiving such notice, and Employee must have terminated Employee’s employment with Employer within thirty (30) days after the expiration of the thirty (30)-day remedial period.

(vii) A “termination of employment” shall mean the date that Employee permanently ceases performing services for Employer as an employee even though Employee may remain on Employer’s books and records as an employee so that Employer may fulfill its obligations under this Section 8. Termination of employment shall be deemed to occur when Employee experiences a “separation of service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and restated (the “Code” and such Code section, “Section 409A”)

(f) Conditions to Receipt of Severance. Notwithstanding any other provision of this Agreement, the receipt of any termination benefits (not otherwise required to be provided to Employer under applicable law) pursuant to this Section 8 will be subject to Employee signing and not revoking a separation agreement and release of claims with Employer in substantially the form attached hereto as Exhibit C (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following Employee’s termination of employment (the “Release Deadline”). Notwithstanding the foregoing, the termination benefits shall be paid or provided or shall commence on the first payroll period following the date the Release becomes effective (the “Payment Date”), and the first payment shall include all accrued amounts from the date of termination; provided, that if termination of employment occurs in one calendar year and the Release Deadline occurs in the next calendar year, then the Payment Date shall be no earlier than January 1 of year in which Release Deadline occurs. If the Release does not become effective and irrevocable by the Release Deadline, then Employee will forfeit any rights to termination benefits under this Agreement. In no event will termination benefits be paid or provided until and unless the Release becomes effective and irrevocable by the Release Deadline. In addition, in the event that Employee materially breaches (and fails to cure, within ten (10) business days of receipt of written notice from Employer of such material breach, if such breach is capable of cure) the provisions of Sections 4 and 5, all Compensation Continuation and benefits to which she may otherwise be entitled pursuant to this Section 8 will immediately cease.

9. Ownership of Work Product and Inventions.

(a) Ownership. Employer shall own all rights to “Work Product” (as defined below) created by Employee. Employee hereby assigns to Employer all copyright, trademark, trade secrecy, and patent rights in the Work Product. Employee will take all action reasonably requested by Employer to transfer rights to the Work Product to Employer and to permit Employer to obtain copyright, trademark, patent, or similar protection for the Work Product in its own name in any jurisdiction. Employee hereby waives in whole any moral rights which she may have in any such Work Product or any part or parts thereof. If Employee makes any “Invention” (as defined below) during the Employment Term that Employee believes does not belong to Employer under this Agreement, then Employee will promptly notify the Board and will supply a written explanation of the reasons for such belief. Employee is not the owner of any invention as of the date hereof. Employee agrees that even if her employment is terminated by Employer, Employee shall at all times provide reasonable cooperation with Employer in the prosecution or defense of any lawsuit related to Employer activities in connection with any copyright of Employer.

(b) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Work Product” means written materials created by Employee, Inventions made by Employee, programs, fixes, routines, inventions, ideas, designs, manuals, improvements, discoveries, processes, and any other results or properties of Employee’s efforts, whether produced alone or with others, (A) relating to Employer’s actual or anticipated business or (B) made or conceived during working hours or developed with the aid of Employer’s personnel or assets.

(ii) “Invention” means any invention, including, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether patentable or copyrightable or not, and whether or not conceived or made during work hours.

(c) Limitations. All provisions of this Agreement relating to the assignment by Employee of any invention or innovation are subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. Employee understands that, in accordance with Section 2870 of the California Labor Code, the provisions of this Agreement requiring assignment to Employer, without payment, of any rights in any Inventions would not apply to any invention for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Employee’s own time, unless (i) the invention relates (A) directly to the business of Employer, or (B) to Employer’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Employee for Employer. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit B.

10. Compliance with Internal Revenue Code Section 409A. In the event that any compensation or other payments payable under this Agreement are subject to Section 409A, then Employee acknowledges and agrees that Employer shall adhere to the provisions of Section 409A and any regulations or other guidance issued thereunder. Employee agrees that she has reviewed or been advised to review (and had ample opportunity to review) the provisions of this Agreement with applicable legal and tax counsel to ensure compliance with Section 409A and that Employer shall not be responsible for any adverse tax consequences experienced by Employee in connection with this Agreement. Employee’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate payments. For purposes of this Agreement, references to “termination of employment” (and substantially similar phrases) will be interpreted to mean a “separation from service” within the meaning of Section 409A. If, as of the date of Employee’s “separation from service” from Employer, Employee is a “specified employee” (within the meaning of Section 409A), then: (a) each installment of the Compensation Continuation that, in accordance with the dates and terms set forth in this Agreement, will in all circumstances, regardless of when the “separation from service” occurs, be paid within the short-term deferral period (as defined in Section 409A) will be treated as a “short-term deferral” within the meaning of Treas. Reg. Section 1.409A- l(b)(4) to the maximum extent permissible under Section 409A and will be paid on the dates and terms set forth in this Agreement; and (b) each installment of the Compensation Continuation that is not described in clause (a) above and that would, absent this clause (b), be paid within the six-month period following Employee’s “separation from service” from Employer will not be paid until the date that is six months and one day after such “separation from service” (or, if earlier, Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Employee’s “separation from service” and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Agreement; provided, however, that the preceding provisions of this clause (b) will not apply to any installment of the Compensation Continuation if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treas. Reg. Section 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treas. Reg. Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of Employee’s second taxable year following the taxable year in which the “separation from service” occurs. The determination of whether and when Employee’s “separation from service” from Employer has occurred will be made in a manner consistent with, and based on the presumptions set forth in, Treas. Reg. Section l.409A-1(h). Solely for purposes of this paragraph, “Employer” will include all persons with whom Employer would be considered a single employer under Section 414(b) and 414(c) of the Code. All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of any eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

11. Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between Employer and Employee (collectively, the “Payments”) (a) constitute a “parachute payment” within the meaning of Section 280G of the Code (“Section 280G”) and (b) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then (i) if immediately prior to transaction that constitutes a “Change in Control” of Employer under Treas. Reg. Section 1.280G which resulted in the Payments, the stock of Employer is not publicly traded and the exemption described in Section 280G(b)(5) of the Code would apply to payments by Employer to the Employee in connection with a Change in Control (as defined in Section 280G and the regulations promulgated thereunder), Employer and Employee shall cooperate in good faith in connection with Employer satisfying the shareholder approval exemption under Section 280G(b)(5) of the Code and the regulations thereunder, and (ii) if clause (i) does not apply, the Payments will be reduced to the extent necessary so that no portion of such Payments retained by Employee will be subject to excise tax under Section 4999; provided, however, such reduction will only occur if after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, such reduction results in Employee’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. To the extent permitted by applicable law, and not a violation of Sections 280G, 409A or 4999 of the Code, Employee will be entitled to elect the order in which payments will be reduced. If Employee electing the order in which payments will be reduced would result in violation of Section 409A or loss of the benefit of reduction under Sections 280G or 4999, payments will be reduced in the following order (1) severance payment based on multiple of Base Salary and/or Cash Bonus or

Target Cash Bonus; (2) other cash payments; (3) any pro-rated Cash Bonus paid as severance; (4) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treas. Reg. Section 1.280G-1 Q/A – 24(c); (5) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treas, Reg. Section 1.280G-1 Q/A – 24(c); (6) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treas. Reg. Section 1.280G-1 Q/A – 24(c); (7) acceleration of vesting of all other stock options and equity awards; and (8) within any category, reductions will be from the last due payment to the first. All determinations regarding the application of this Section 11 shall be made by an accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code retained by Employer prior to the date of the applicable change in control and reasonably acceptable to Employee (the “280G Firm”). The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Employee and Employer within thirty (30) days after notification from either Employer or Employee that Employee may receive Payments which may be “parachute payments” within the meaning of Section 280G (or such earlier or later date as Employer and Employee may agree). Employee and Employer will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this letter agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Section 11 will be borne by Employer. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by Employer.

12. Notices. All notices, requests, demands, claims, consents and other communications that are required or otherwise delivered hereunder shall be in writing and shall be deemed to have been duly given if (a) personally delivered, (b) sent by nationally recognized overnight courier, (c) mailed by registered or certified mail with postage prepaid, return receipt requested, or (d) transmitted by email, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Employer, to:

Histogen Inc.

Attention: HR Department

10655 Sorrento Valley Road, Suite 200

San Diego, California 92121

Email:

With a copy to (which will not constitute notice):

Sheppard, Mullin, Richter & Hampton

LLP 333 South Hope Street, 48th Floor

Los Angeles, California 90071

Attention: Will Chuchawat

Email: wchuchawat@sheppardmullin.com

if to Employee, to such address as set forth in Employer’s records, or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) when sent, if sent by e-mail during normal business hours on a business day (or, if not sent during normal business hours on a business day, on the next business day after the date sent by facsimile), (iii) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery, and (iv) on the fifth business day following the date on which the piece of mail containing such communication is posted, if sent by mail.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

14. Arbitration.

(a) Agreement to Arbitrate. Employee and Employer agree that any and all disputes, claims or controversies whatsoever between them (and their affiliates, if any) arising out of or related to (i) Employee’s employment with Employer, or the termination thereof, (ii) Employee’s performance of services for Employer, or (iii) this Agreement, will be settled by final and binding arbitration in accordance with the rules and procedures of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) applicable to the dispute. JAMS rules for Employment Arbitration are available at http://www.jamsadr.com/rules-employment-arbitration/.

(b) Claims Subject to Arbitration. Claims subject to arbitration shall include, but are not limited to, claims concerning the Employee’s employment with Employer, Employee’s performance of services for Employer, and this Agreement, including claims based on any federal, state, or local law, statute, or regulation, including, but not limited to, any claims of discrimination, harassment, retaliation or other conduct in violation of or arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, and the California Family Rights Act, claims for unpaid wages, commissions, bonuses, stock options or other employment compensation, claims for breach of contract or breach of implied covenant (express or implied), claims of wrongful termination in violation of contract or public policy, promissory estoppel, claims arising under common law, and tort claims.

(c) Claims Not Subject to Arbitration. This arbitration provision does not apply to or cover the following claims: (i) claims by Employee for workers’ compensation benefits; (ii) claims by Employee for unemployment compensation benefits; and (iii) any claim that may not be compelled to arbitration as a matter of law. Further, either Employee or

Employer, in a court of competent jurisdiction, may seek to compel arbitration under this Agreement, to enforce an arbitration award or to obtain preliminary injunctive and/or other equitable relief in support of claims to be prosecuted in an arbitration to the extent allowed by California Code of Civil Procedure Section 1281.8.

(d) Arbitration Procedures. The arbitration shall take place in San Diego County, California. The arbitration will be conducted before an arbitrator who is a member of JAMS and mutually selected by the parties from the JAMS Panel. In the event that the parties are unable to mutually agree upon an arbitrator, selection of an arbitrator shall be governed by the applicable JAMS rules. The arbitrator shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief, ancillary costs and fees and punitive damages) available under state and federal law. Either party shall have the right to appeal any adverse rulings or judgments to the JAMS Panel of Retired Appellate Court Justices. The arbitrator may grant any remedy or relief to which the parties would have otherwise been entitled had the matter been heard in a court of law, and shall not grant any remedy or relief that could not have been granted had the matter been heard in a court of law. The parties agree that the arbitrator shall not have the power to commit errors of law or legal reasoning, and that the award may be vacated or corrected on appeal to a California state court of competent jurisdiction for any such error. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof.

To the extent permitted by law, the hearing and all filings and other proceedings shall be treated in a private and confidential manner by the arbitrator and all parties and representatives, and shall not be disclosed except as necessary for any related judicial proceedings or as required by applicable law.

(e) Attorneys’ Fees and Costs. Except as provided by applicable law, Employer and Employee shall equally pay the arbitrator’s fees, arbitration expenses and any other costs unique to the arbitration proceeding. All other costs, expenses and attorneys’ fees shall be borne by the party incurring them. Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation, unless the arbitrator determines otherwise. Any other fees charged or imposed by JAMS or the arbitrator shall be paid as directed by JAMS or the arbitrator, as applicable. The arbitrator shall award attorneys’ fees, costs and other expenses of arbitration to the prevailing party in the manner and to the extent authorized by applicable law. At the conclusion of the arbitration, each party agrees to pay promptly any arbitration award imposed against that party.

(f) Remedy. Except as provided by the JAMS rules or this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and Employer. Accordingly, except as provided for by the JAMS rules or this Agreement, neither Employee nor Employer will be permitted to pursue court action regarding claims that are subject to arbitration and THE PARTIES HEREBY WAIVE THEIR RIGHT TO HAVE ANY DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY IN A COURT.

BY SIGNING THIS AGREEMENT, THE PARTIES FURTHER AGREE THAT EACH MAY BRING OR PURSUE CLAIMS AGAINST THE OTHER ONLY IN THEIR

INDIVIDUAL CAPACITIES, AND MAY NOT BRING OR PURSUE CLAIMS OR ACT AS A PLAINTIFF, CLASS MEMBER OR REPRESENTATIVE IN ANY PURPORTED CLASS, REPRESENTATIVE OR COLLECTIVE PROCEEDING, SUBJECT TO AND CONSISTENT WITH APPLICABLE LAW. THE PARTIES FURTHER AGREE THAT THE ARBITRATOR MAY NOT PRESIDE OVER ANY FORM OF A REPRESENTATIVE OR CLASS PROCEEDING. NOTWITHSTANDING THE FORGOING, NOTHING IN THIS AGREEMENT PREVENTS EITHER PARTY FROM PURSUING A REPRESENTATIVE OR COLLECTIVE ACTION IN COURT THAT MAY NOT BE COMPELLED TO ARBITRATION AS A MATTER OF LAW.

15. Consent to Jurisdiction. In any proceeding seeking equitable relief, to enforce arbitration or an arbitral award, or in the event that arbitration cannot be enforced, each of the parties hereby irrevocably and unconditionally agrees to submit to the exclusive jurisdiction of the appropriate state and federal courts situated in San Diego, California in any dispute, controversy, suit or action arising out of or in connection with this Agreement or any associated agreement or document and hereby waives in advance any objection or defense to such jurisdiction, including any defense based on lack of personal jurisdiction or forum non conveniens. Each of the parties hereby acknowledges that it is the intent of all parties hereto that any judgment, order or decree of any such court may be enforced in any court or other tribunal of competent jurisdiction in the United States of America or any other jurisdiction throughout the world and hereby waives and agrees not to assert any defense to the enforcement of any such judgment, order or decree in any such court or tribunal.

16. Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

17. Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

18. Amendments, Modifications and Waivers. The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument in ink executed by the parties hereto. Any waiver shall not operate or be construed as a waiver of any subsequent breach by another party.

19. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of each other party, except that Employer may assign and transfer all or any portion of its rights and obligations under this Agreement to any of its affiliates; provided, however, that no such assignment shall affect Employer’s obligations under this Agreement. Any attempted assignment in violation of this Section shall be void. This Agreement is personal in nature as to Employee and may not be assigned by her. The parties agree that this Agreement shall survive Employee’s employment by Employer and is binding upon Employee’s heirs and legal representatives, and that Employer is an express third party beneficiary of this Agreement.

20. Captions. The captions are included in this Agreement for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

21. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if such signatures were upon the same instrument. A facsimile, photocopied signature (which may be delivered by facsimile) or email with scan attachment shall be deemed to be the functional equivalent of an original for all purposes. This Agreement shall become effective when each party has received a counterpart of this Agreement signed by the other party.

22. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matters addressed herein and supersedes any prior understandings, agreements or representations, by or among such parties, whether written or oral.

23. Construction. The parties have participated jointly, with counsel of their own choosing, in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

24. Acknowledgment. Employee acknowledges that she has had the opportunity to consult with independent counsel of her own choice concerning this Agreement, and that she has taken advantage of that opportunity to the extent that she desires. Employee further acknowledges that she has read and understands this Agreement, is fully aware of its legal effect, and has entered into it voluntarily based on her own judgment.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Susan A. Knudson	Histogen Inc.

/s/ Susan A. Knudson	By:	/s/ Richard W. Pascoe
	Name:	Richard W. Pascoe
	Title:	Chief Executive Officer

Signature Page to Executive Employment Agreement

Schedule 1

Pre-Approved Boards

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Schedule 1

EXHIBIT A

DEFINITIONS

For purposes of this Exhibit A only, “Employer” means Employer and its affiliates.

A. “Trade Secrets” are defined as information of Employer, including, but not limited to, a formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

B. “Records” include, but are not limited to, all books and records of Employer and its subsidiaries, including all accounting (including accounting work papers), financial reporting, tax, business, marketing, environmental, legal, corporate and other files, documents, instruments and papers, whether originals, copies (including computer generated, recorded or stored records) or otherwise, customer lists, advertising and promotional materials, financial statements, budgets, projections, financial, tax and accounting records, personnel records, compliance records, ledgers, journals, deeds, legal documents, title policies, manuals, minute books, stock certificates and books, stock transfer ledgers, contracts, franchises, permits, licenses, reports, management information systems, computer tapes, discs and other files, retrieval programs, operating data or plans and environmental studies.

C. “Confidential Information” is defined as Employer’s Trade Secrets, Records and other proprietary information relating to Employer’s businesses, business methods, personnel and customers.

Notwithstanding anything to the contrary as set forth in this Exhibit A, Trade Secrets, Records or Confidential Information shall not include information that: (a) is already available to and known by third parties in the public domain through no fault of Employee, (b) becomes available to and known by third parties in the public domain through no fault of Employee, or (c) is obtained by Employee from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality.

Exhibit A

EXHIBIT B

CALIFORNIA LABOR CODE SECTIONS

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of her rights in an invention to her employer shall not apply to an invention that the employee developed entirely on her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of her rights in any invention to her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

Exhibit B

EXHIBIT C

RELEASE

See attached.

Exhibit C

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

This Confidential Severance Agreement and General Release (the “Agreement”) is entered into by and between [Employee Name] (“Employee”) and Histogen Inc., a Delaware corporation (the “Company”) (each a “Party” and collectively the “Parties”).

WHEREAS, the Employee signed an Executive Employment Agreement with the Company on                 , 20[    ] (the “Employment Agreement”), the Employee has been employed by the Company on an at-will basis since on or about                 , 20[    ];

WHEREAS, the Employee’s employment, positions and offices with the Company have terminated effective                , 20[    ] (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Company Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to the Employee’s employment with or separation from the Company.

NOW, THEREFORE, the Company and the Employee, for good and valuable consideration receipt of which is hereby acknowledged, hereby agree as follows:

1. Separation of Employment; Stock Options; Benefits.

(a) Separation of Employment. The Employee’s employment with the Company ended, and the Employee shall be deemed to have separated from any and all offices and positions with the Company and with any of its related entities, for all purposes, on the Separation Date. The Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to the Employee.

(b) Stock Options. Employee was granted options to purchase shares of common stock of the Company as set forth on Exhibit A1 hereto (the “Option Awards”), pursuant to the Company’s [    ] Plan (the “Plan”) and the stock option agreement thereunder (the “Option Agreement”). The Employee acknowledges and agrees that the Option Awards are the only stock options or other capital stock of the Company that Employee has received. All vesting of the Option Awards ceased as of the Separation Date and all unvested stock options under the Option Awards were immediately forfeited on the Separation Date. Any vested, but unexercised, stock options under the Option Awards will continue to be subject to the Plan and the Option Agreement. The Employee further acknowledges that she may exercise any outstanding vested, and unexercised, stock options under the Option Awards at any time within her applicable post-

[1]

NTD: Exhibit A to include list of each stock option grant, number of shares vested and unvested as of the Separation Date, and the post-termination exercise period. Section to be revised if accelerated vesting is part of severance.

Exhibit C

termination exercise period for each Option Award (which post-termination exercise period is set forth on Exhibit A). If the Employee does not exercise her vested stock options under the Option Awards by the end of the applicable post-termination exercise period, then any such unexercised stock options will terminate.

(c) Benefits. The Employee’s health insurance benefits shall cease on [            ]2, subject to the Employee’s right to continue her health insurance under COBRA (as defined herein), provided the Employee timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date. The Company will provide the Employee with a COBRA notice within the time period by law.

2. Severance. In consideration for Employee signing this Agreement, and subject to the conditions set forth below, provided Employee does not revoke Employee’s acceptance in the manner set forth in paragraph 5, Employee will receive the following severance benefits (“Severance”):

(a) Severance Payment. Employee will be paid the severance described in Section 8( ) of the Employment Agreement pursuant to the terms of the Employment Agreement.

(b) Conditions. Employee agrees that Employee’s full compliance in all respects with each and every term of this Agreement, including without limitation, the obligations set forth in paragraphs 4 and 5, is an express condition to the Company’s obligation to provide the Severance set forth herein.

3. Release. Employee, and Employee’s successors, heirs, agents, and assigns, release and forever discharge the Company and its current and former parent companies, subsidiaries, agents, employees, officers, directors, owners, executives, trustees, representatives, attorneys, related organizations, assigns, and successors (hereafter referred to collectively as the “Released Parties”), and each of them, from any and all liabilities, claims, causes of action, charges, complaints, commissions, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that Employee has incurred or expects to incur, or now owns or holds, or has at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing arising from any cause whatsoever prior to the date of Employee’s execution of this Agreement, including but not limited to Employee’s employment with the Company, and the termination of that employment.

This release extends to any and all claims including, but not limited to, any alleged: (a) violation of the California Fair Employment and Housing Act, the California Wage Orders, the Private Attorneys General Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the California Labor Code, the California Government Code, the

[2]	NTD: To be Separation Date or such other date in accordance with the Company health benefit plan.

Exhibit C

Fair Labor Standards Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans With Disabilities Act, the Family Medical Leave Act, the California Family Rights Act, the California Business and Professions Code, and/or state and federal False Claims acts; (b) discrimination, harassment, retaliation, breach of any express or implied employment contract or agreement, wrongful discharge, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, misrepresentation, fraud, defamation, interference with prospective economic advantage, and/or failure to pay wages due or other monies owed; and (c) violation of any local, state or federal law, regulation, ordinance, and/or public policy, violation of any contract, or tort or common law claim having any bearing whatsoever on the terms and conditions and/or cessation of employment with any of the Released Parties. Notwithstanding the releases set forth above, this Agreement does not release any claim that is prohibited from being released as a matter of law.

Employee understands that nothing in this release prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board, or any other federal, state, or local agency charged with the enforcement of any employment laws, although Employee understands that by signing this Agreement, Employee waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, or any other state or local deferral agency on Employee’s behalf. This Agreement also does not affect Employee’s right to report a violation of securities laws or participate in an investigation conducted by the U.S. Securities and Exchange Commission.

4. Section 1542. Employee expressly waives any and all rights that Employee may have under Section 1542 of the Civil Code of the State of California, which states, in part: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HER MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.” Employee expressly waives and releases any and all right to benefits that Employee may have under California Civil Code § 1542, to the fullest extent Employee may do so lawfully. Employee further acknowledges that Employee may later discover facts different from or in addition to those facts now known to Employee or believed by Employee to be true with respect to any or all of the matters covered by this Agreement, and Employee agrees that this Agreement nevertheless shall remain in full and complete force and effect.

5. Older Worker’s Benefit Protection Act. This Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that Employee has or may have under the Federal Age Discrimination In Employment Act, as amended by the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. §§ 621 et seq. This paragraph and this Agreement are written in a manner calculated to be understood by Employee. Employee is hereby advised in writing to consult with an attorney before signing this Agreement. Employee acknowledges that, in return for this Agreement, Employee will receive consideration beyond that which Employee was already entitled to receive before entering into this Agreement. Employee acknowledges that Employee has had a reasonable time of up to 21 days in which to consider this Agreement, as required by the Older Workers’ Benefits Protection Act. If Employee decides not to use all 21

Exhibit C

days, Employee knowingly and voluntarily waives any claims that Employee was not given the 21-day period or did not use the entire 21 days to consider this Agreement. Employee may revoke this Agreement at any time within the 7-day period following the date Employee signs this Agreement by providing written notice of revocation to the Company. This Agreement shall not become effective or enforceable until 12:01 a.m. on the 8th day after Employee signs the Agreement.

6. No Admissions. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of the Released Parties, nor shall this Agreement or the furnishing of the consideration for this Agreement be admissible as evidence in any proceeding other than for the enforcement of this Agreement.

7. Indemnification. No Party or attorney for any Party has made any representations or warranties regarding the taxability of the monetary payment made herein. Employee will assume all risks regarding the tax consequences of the monetary payment to Employee, if any. Employee agrees to indemnify and hold harmless the Released Parties against any assessment of payroll, withholding, FICA, or other taxes or penalties to Employee on said payment, if any.

8. Further Claims. Employee has not and will not file any charges against any of the Released Parties based upon, arising out of, or relating to any claim, demand, or cause of action released herein. Employee has not and will not institute a lawsuit in any state or federal court, based upon, arising out of, or relating to any claim, demand, or cause of action released herein. Employee has not and will not participate, assist, or cooperate in any claim, charge, suit, complaint, action or proceeding against any of the Released Parties, unless and to the extent required or compelled by law. Employee has not and will not encourage and/or solicit any third party to file any claim, charge, suit, complaint, action or proceeding against any of the Released Parties. This provision does not apply to claims challenging the validity of the Agreement under the Age Discrimination in Employment Act or any other charges or rights that cannot be waived as a matter of law.

9. Further Payments. Employee acknowledges that the Company has already provided Employee with payment for any and all wages, compensation, commissions, vacation, sick leave, overtime, expenses, options, bonuses, profit sharing, benefits, insurance, and/or any other form of payment from the Released Parties arising out of or related in any way to Employee’s employment with the Company.

10. Workplace Injuries. Employee represents and acknowledges that Employee has not sustained any workplace injury of any kind during Employee’s employment with the Company, and Employee does not intend to file any claim or seek any benefits of any kind under workers’ compensation.

11. Prior Agreements. This Agreement does not alter, modify or impact the confidentiality provisions and the restrictive covenants set forth in any prior agreements between the Parties, including, without limitation, the provisions in the Employment Agreement regarding nondisclosure of the Company’s Trade Secrets and Confidential Information (as defined therein), ongoing nonsolicitation and nondisparagement obligations and all other ongoing or post-employment obligations therein or in any other agreement with or for the benefit of the Company, which shall continue in full force and effect, nor does it affect Employee’s obligation to comply with those provisions and covenants.

Exhibit C

12. Miscellaneous. Employee has full authority to enter into this Agreement and to be bound by it. Employee is voluntarily entering into this Agreement free of any duress or coercion. Employee was advised to and has had the opportunity to consult legal counsel of Employee’s own choosing with respect to the execution and legal effect of this Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any and all other agreements or understandings, either oral or written, between the Parties with respect to the subject matter hereof, provided that Employee must continue to comply with the agreements referenced in Paragraph 11 herein. Each Party to this Agreement acknowledges that no representations, inducements, promises, or other agreements have been made by or on behalf of any Party except those covenants, agreements and promises embodied in this Agreement. This Agreement cannot be modified in any respect except in a written instrument signed by the Parties. In the event that any provision of this Agreement is held to be void, null or unenforceable, the remaining portions will remain in full force and effect. Any uncertainty or ambiguity in the Agreement will not be construed for or against any Party based on the attribution of drafting to any Party. This Agreement may be executed by the Parties in any number of counterparts, which are defined as duplicate originals, all of which taken together will be construed as one document. A faxed or .pdf copy of this Agreement may be deemed an original. This Agreement will be construed and governed by the laws of the State of California.

13. Attorneys’ Fees and Costs For Legal Proceedings. If any party to this Agreement is required to enforce any term of this Agreement in any proceeding, the prevailing party shall be entitled to all reasonable attorneys’ fees and costs expended to enforce this Agreement, in addition to any other relief to which the prevailing party may be entitled.

[Signature page follows]

Exhibit C

PLEASE READ CAREFULLY, THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED:
[Employee Name]

Histogen Inc.
DATED:

By
[Name]
Title:

Exhibit C